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                                                                 EXHIBIT (a)(14)


                                 DIRECTION FORM


DIRECTION TO TRUSTEE OF THE TURNER CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN IN RESPONSE TO THE OFFER TO PURCHASE FOR CASH ALL OUTSTANDING COMMON SHARES OF THE TURNER CORPORATION AT $28.625 NET PER SHARE BY BETA ACQUISITION CORP.
(the Offer)


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                                           Your shares:


   THE TRUSTEE MAKES NO RECOMMENDATION AS TO YOUR DECISION TO TENDER OR NOT TO TENDER SHARES OF COMMON STOCK ALLOCATED TO YOUR ACCOUNT.


   Please check ONE box below:
                ---


   /  /  YES, TENDER all of the shares of Common Stock allocated to my account.


   / / YES, TENDER only the whole percentage of the shares of Common Stock allocated to my account, as indicated below:

                Percentage of shares to be tendered (in whole numbers):------%


   /  /  NO, DO NOT TENDER any shares of Common Stock allocated to my account.



   As a participant and named fiduciary in The Turner Corporation Employee Stock Ownership Plan, I acknowledge receipt of the Offer to Purchase For Cash All Outstanding Common Stock of The Turner Corporation at $28.625 Net Per Common Share by Beta Acquisition Corp. I hereby direct the Trustee of the Plan to tender or not to tender the shares of common stock allocated to my account under the Plan as indicated above.


   I understand that if I sign, date and return this direction form but do not provide the Trustee with direction, the Trustee will treat this action as an instruction by me not to tender the shares allocated to my account.



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                Signature                               Date


   Your direction may be changed or revoked at any time up until the deadline by delivering a new Direction Form to the tabulator.


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